As filed with the Securities and Exchange Commission on March 19, 2003
                                          Registration Statement No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------


             TXU CORP.                                  TEXAS                             75-2669310
    (Exact name of registrant as           (State or other jurisdiction of             (I.R.S. Employer
     specified in its charter)              incorporation or organization)           Identification No.)


                                1601 Bryan Street
                               Dallas, Texas 75201
                                 (214) 812-4600

    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

     PETER B. TINKHAM, Esq.                      ERIC H. PETERSON, Esq.
Secretary and Assistant Treasurer         Executive Vice President and General
            TXU Corp.                                   Counsel
        1601 Bryan Street                               TXU Corp.
       Dallas, Texas 75201                          1601 Bryan Street
         (214) 812-4600                            Dallas, Texas 75201
                                                      (214) 812-4600

    ROBERT A. WOOLDRIDGE, Esq.                   ROBERT J. REGER, JR., Esq.
        Hunton & Williams                         Thelen Reid & Priest LLP
        1601 Bryan Street                             875 Third Avenue
       Dallas, Texas 75201                        New York, New York 10022
          (214) 979-3000                               (212) 603-2000

        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                              ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE         OFFERING PRICE        AGGREGATE           AMOUNT OF
                TO BE REGISTERED                   REGISTERED           PER UNIT (2)     OFFERING PRICE (2)  REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, without par value               57,146,340 Shares (1)        $16.36           $934,914,123          $75,635
Right to Purchase Series A Preference Stock   57,146,340 Rights (3)        N/A(4)              N/A(4)             N/A (4)

=============================================================================================================================

(1) The shares of common stock registered hereby are issuable upon exchange of certain exchangeable subordinated notes at an exchange price currently equal to $13.1242. Under Rule 416, of the Securities Act of 1933, as amended, the number of shares of common stock registered hereby includes an indeterminate number of shares of TXU Corp. common stock that may be issued in connection with a stock dividend, stock split, split-up, recapitalization or other similar event resulting in an adjustment to the exchange price.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of TXU Corp.'s common stock on the New York Stock Exchange composite tape on March 12, 2003.

(3) The rights to purchase Series A Preference Stock are attached to and will trade with TXU Corp.'s common stock. The value attributable to the right to purchase the Series A Preference Stock, if any, is reflected in the market price of the TXU Corp. common stock.

(4) Since no separate consideration is paid for the right to purchase the Series A Preference Stock, the registration fee for such securities is included in the fee for the common stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED MARCH 19, 2003

PROSPECTUS

                                    TXU CORP.

                        57,146,340 SHARES OF COMMON STOCK

                               (WITHOUT PAR VALUE)

                              --------------------


     The shares of TXU Corp. common stock, together with attached rights to purchase Series A preference stock of TXU Corp., offered hereby will be sold from time to time by the selling shareholders identified in this prospectus in brokers' transactions at market prices prevailing at the time of sale or as otherwise described in the PLAN OF DISTRIBUTION section of this prospectus. TXU Corp. will not receive any proceeds from sales of the common stock offered hereby. Expenses in connection with the registration of these shares of common stock under the Securities Act of 1933, as amended (Securities Act), including legal and accounting fees of TXU Corp., will be paid by TXU Corp.

     The TXU Corp. common stock offered hereby is issuable to the selling shareholders by TXU Corp. upon exchange of certain exchangeable subordinated notes that were acquired by the selling shareholders in private placement transactions. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow future sales of these shares by the selling shareholders to the public without restriction. To the knowledge of TXU Corp., the selling shareholders have made no arrangement with any brokerage firm, underwriter or agent for the sale of these shares of common stock. The selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of these shares of common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

     TXU Corp.'s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and trades under the symbol "TXU." The last reported sale price of TXU Corp.'s common stock on the New York Stock Exchange composite tape on March 18, 2003 was $17.55.

     The common stock offered hereby has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this prospectus. Brokers or dealers effecting transactions in these shares of common stock should confirm the registration thereof under the securities laws of the states or jurisdictions in which such transactions occur, or the existence of any exemption from registration.

     INVESTING IN TXU CORP. COMMON STOCK INVOLVES RISKS. SEE RISK FACTORS, BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                              --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 _________, 2003


                                  RED HERRING
================================================================================
The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
================================================================================

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION............................................2
INCORPORATION BY REFERENCE.....................................................2
RISK FACTORS...................................................................3
FORWARD LOOKING INFORMATION...................................................13
TXU CORP......................................................................14
SELLING SHAREHOLDERS..........................................................14
DESCRIPTION OF COMMON STOCK...................................................16
USE OF PROCEEDS...............................................................17
PLAN OF DISTRIBUTION..........................................................17
EXPERTS.......................................................................18
LEGALITY......................................................................19


                       WHERE YOU CAN FIND MORE INFORMATION

     TXU Corp. files annual, quarterly and other reports and other information with the Securities and Exchange Commission (SEC). You can read and copy any information filed by TXU Corp. with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including TXU Corp. TXU Corp. also maintains an internet site (http://www.txucorp.com). Information contained on TXU Corp.'s internet site does not constitute part of this prospectus.

                           INCORPORATION BY REFERENCE

     The SEC allows TXU Corp. to "incorporate by reference" the information that TXU Corp. files with the SEC, which means that TXU Corp. may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. TXU Corp. is incorporating by reference its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and any future filings TXU Corp. makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), until this offering is terminated. Information that TXU Corp. files in the future with the SEC will automatically update and supersede this information.

     You may request a copy of these documents, at no cost to you, by writing or contacting TXU Corp. as follows: TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201 (principal executive offices), telephone: (214) 812-4600.

     You should rely only on the information contained in, or incorporated by reference in, this prospectus and any prospectus supplement. TXU Corp. has not, and the selling shareholders and any underwriters, agents, brokers or dealers have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

     Investing in TXU Corp.'s common stock involves risks, including the risks described below, that could affect the energy industry as well as TXU Corp. and its businesses. You should not purchase TXU Corp.'s common stock unless you understand these investment risks. Although TXU Corp. has attempted to discuss key risks in this prospectus, other risks may emerge at any time and TXU Corp. cannot predict such risks or estimate the extent to which they may affect its financial performance and/or businesses. Before purchasing TXU Corp.'s common stock, you should carefully consider the following risks and the other information in this prospectus, as well as the documents incorporated by reference herein. Each of the risks described below could result in a decrease in the value of TXU Corp.'s common stock and your investment therein. TXU Corp. is a holding company that operates its businesses through subsidiaries. Any reference to TXU Corp. in this section and the following section entitled FORWARD LOOKING INFORMATION shall, where appropriate, mean TXU Corp. and its applicable operating subsidiaries taken as a whole.

                     RISKS RELATED TO TXU CORP.'S BUSINESSES

     TXU CORP.'S BUSINESSES OPERATE IN A NEW MARKET ENVIRONMENT IN WHICH TXU CORP. AND OTHERS HAVE LIMITED OPERATING EXPERIENCE. LAWS AND REGULATIONS GOVERNING THIS MARKET ARE SUBJECT TO CHANGES WHICH MAY BE DETRIMENTAL TO TXU CORP.

     The competitive electric market in Texas is new. TXU Corp., the Public Utility Commission of Texas (Commission), the Electric Reliability Council of Texas (ERCOT) and other market participants have limited operating history under the market framework created by certain legislation passed by the Texas legislature in 1999 that restructured the Texas electricity market (1999 Restructuring Legislation). ERCOT is the independent system operator that is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT region. Its responsibilities include ensuring that information relating to a customer's choice of retail electric provider (REP) is conveyed in a timely manner to anyone needing the information. Some operational difficulties were encountered in the pilot program conducted in 2001 and are currently being experienced. Problems in the flow of information between ERCOT, the transmission and distribution (T&D) utilities and the REPs have resulted in delays in switching customers from one REP to another and delays in billings to and payments from consumers and REPs. While the flow of information is improving, operational problems in the new system and processes are still being worked out.

     Existing laws and regulations governing the market structure in Texas, including the provisions of the 1999 Restructuring Legislation, could be reconsidered, revised or reinterpreted, or new laws or regulations could be adopted.

     TXU CORP.'S BUSINESSES ARE SUBJECT TO COMPLEX GOVERNMENTAL REGULATIONS AND INCREASED COMPETITION DUE TO DEREGULATION. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON TXU CORP.'S BUSINESSES OR RESULTS OF OPERATIONS.

     TXU Corp.'s businesses operate in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. TXU Corp. will need to adapt to these changes and may face increasing competitive pressure.

     TXU Corp.'s businesses are subject to changes in laws (including the Texas Public Utility Regulatory Act, as amended, Texas Gas Utility Regulatory Act, as amended, Federal Power Act, as amended, Atomic Energy Act, as amended, Public Utility Regulatory Policies Act of 1978, as amended, and Public Utility Holding Company Act of 1935, as amended) and changing governmental regulatory policy and actions (including those of the Commission, Railroad Commission of Texas, Federal Energy Regulatory Commission, and U.S. Nuclear Regulatory Commission
(NRC)) with respect to matters including, but not limited to, operation of nuclear power facilities, construction and operation of other power generation facilities, construction and operation of transmission facilities, acquisition, disposal, depreciation, and amortization of regulated assets and facilities, recovery of purchased gas costs, decommissioning costs, and return on invested capital for TXU Corp.'s regulated businesses, and present or prospective wholesale and retail competition.

     TXU Corp. is subject to the effects of new, or changes in, income tax rates or policies and increases in taxes related to property, plant and equipment and gross receipts and other taxes. Further, TXU Corp. is subject to audit and reversal of its tax positions by the Internal Revenue Service and other taxing authorities.

     TXU CORP'S REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL AND ARE SUBJECT TO RISKS THAT ARE BEYOND TXU CORP'S CONTROL.

     TXU Corp. is not guaranteed any rate of return on its capital investments in unregulated businesses. TXU Corp. markets and trades power, including from its own power production facilities, as part of its wholesale energy sales business and portfolio management operation. TXU Corp.'s results of operations are likely to depend, in large part, upon prevailing retail rates, which are set, in part, by regulatory authorities, and market prices for electricity, gas and coal in its regional markets and other competitive markets. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

     Some of the fuel for TXU Corp.'s power production facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price TXU Corp. can obtain for power sales may not change at the same rate as changes in fuel costs. In addition, TXU Corp. markets and trades natural gas and other energy related commodities, and volatility in these markets may affect TXU Corp.'s costs incurred in meeting its obligations.

     Volatility in market prices for fuel and electricity may result from:

           o   severe or unexpected weather conditions;

           o   seasonality;

           o   changes in electricity usage;

           o the current diminished liquidity in the wholesale power markets as well as any future diminished liquidity in these or other markets;

           o transmission or transportation constraints, inoperability or inefficiencies;

           o   availability of competitively priced alternative energy sources;

           o   changes in supply and demand for energy commodities;

           o   changes in power production capacity;

           o outages at TXU Corp.'s power production facilities or those of its competitors;

           o changes in production and storage levels of natural gas, lignite, coal and crude oil and refined products;

           o natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events; and

           o federal, state, local and foreign energy, environmental and other regulation and legislation.

     In the US, all but one of TXU Corp.'s facilities for power production are located in the ERCOT region, a market with limited interconnections to other markets. Electricity prices in the ERCOT region are related to gas prices because gas fired plant is the marginal cost plant unit during the majority of the year in the ERCOT region. Accordingly, the contribution to earnings and the value of TXU Corp.'s base-load plant is dependent in significant part upon the price of gas. TXU Corp. cannot fully hedge the risk associated with dependency on gas because of the expected useful life of TXU Corp.'s power production assets and the size of its position relative to market liquidity.

     In addition, TXU Corp.'s regulated businesses are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels.

     TXU CORP.'S ASSETS OR POSITIONS CANNOT BE FULLY HEDGED AGAINST CHANGES IN COMMODITY PRICES, AND ITS HEDGING PROCEDURES MAY NOT WORK AS PLANNED.

     To manage its financial exposure related to commodity price fluctuations, TXU Corp. routinely enters into contracts to hedge portions of its purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, crude oil and refined products, and other commodities, within established risk management guidelines. As part of this strategy, TXU Corp. routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, TXU Corp. cannot cover the entire exposure of its assets or its positions to market price volatility, and the coverage will vary over time. To the extent TXU Corp. has unhedged positions, fluctuating commodity prices can impact TXU Corp.'s results of operations and financial position, either favorably or unfavorably.

     Although TXU Corp. devotes a considerable amount of management time and effort to the establishment of risk management procedures as well as the ongoing review of the implementation of these procedures, the procedures it has in place may not always be followed or may not always work as planned and cannot eliminate all the risks associated with these activities. As a result of these and other factors, TXU Corp. cannot predict with precision the impact that its risk management decisions may have on its businesses, results of operations or financial position.

     In connection with TXU Corp.'s portfolio management activities, TXU Corp. has guaranteed or indemnified the performance of a portion of the obligations of its portfolio management subsidiaries. Some of these guarantees and indemnities are for fixed amounts, others have a fixed maximum amount and others do not specify a maximum amount. The obligations underlying certain of these guarantees and indemnities are recorded on TXU Corp.'s consolidated balance sheet as both current and non-current commodity contract liabilities. These obligations make up a significant portion of these line items. TXU Corp. might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.

     TXU CORP.'S COUNTERPARTIES MAY NOT MEET THEIR OBLIGATIONS.

     TXU Corp.'s portfolio management activities are exposed to the risk that counterparties which owe TXU Corp. money, energy or other commodities as a result of market transactions will not perform their obligations. The likelihood that certain counterparties may fail to perform their obligations has increased due to financial difficulties, brought on by improper or illegal accounting and business practices, affecting some participants in the industry. Some of these financial difficulties have been so severe that certain industry participants have filed for bankruptcy protection or are facing the possibility of doing so. Should the counterparties to these arrangements fail to perform, TXU Corp. might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, TXU Corp. might incur losses in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT participant may default in its obligations to pay ERCOT for power taken in the ancillary services market, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants.

     A DOWNGRADE IN TXU CORP.'S (AND/OR A SUBSIDIARIES') CREDIT RATINGS COULD NEGATIVELY AFFECT THE ABILITY TO ACCESS CAPITAL AND/OR TO OPERATE EFFICIENTLY THE POWER AND GAS BUSINESSES AND COULD REQUIRE TXU CORP. (AND/OR A SUBSIDIARY) TO POST COLLATERAL OR REPAY CERTAIN INDEBTEDNESS.

     The current credit ratings for TXU Corp. and its subsidiaries' long-term debt are investment grade debt (except Moody's credit rating for TXU Corp.'s long term debt which is one notch below investment grade). A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. If S&P, Moody's or Fitch were to downgrade TXU Corp.'s and/or its subsidiaries' long-term credit rating(s), borrowing costs would likely increase and the potential pool of investors and funding sources would likely decrease.

     Most of TXU Corp.'s large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions. If the credit ratings of TXU Corp. and/or its subsidiaries were to decline to below investment grade, costs to operate the power and gas businesses would increase because counterparties may require the posting of collateral in the form of cash-related instruments, or counterparties may decline to do business with TXU Corp. and/or its subsidiaries.

     In addition, as discussed in TXU Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, the terms of certain financing and other arrangements of TXU Corp. and its subsidiaries contain provisions that are specifically affected by changes in credit ratings and could require the posting of collateral, the repayment of indebtedness or the payment of other amounts.

     OPERATION OF POWER PRODUCTION AND ENERGY TRANSPORTATION FACILITIES INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT TXU CORP.'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     The operation of power production and energy transportation facilities involves many risks, including start up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency, the occurrence of any of which could result in lost revenues and/or increased expenses.

     A significant portion of TXU Corp.'s facilities was constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. This equipment is also likely to require periodic upgrading and improvement. The increased starting and stopping of equipment due to the volatility of the competitive market is likely to increase maintenance and capital expenditures. TXU Corp. is subject to costs associated with any unexpected failure to produce power, including failure caused by breakdown or forced outage, as well as repairing damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, TXU Corp.'s ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Corp. could be subject to additional costs and/or the write-off of its investment in the project or improvement.

     Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. Likewise, TXU Corp.'s ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

     TXU CORP. MAY INCUR SUBSTANTIAL COST AND LIABILITIES DUE TO ITS OWNERSHIP AND OPERATION OF THE COMANCHE PEAK NUCLEAR FACILITIES.

     The ownership and operation of nuclear facilities, including TXU Corp.'s ownership and operation of the Comanche Peak generation plant, involve certain risks. These risks include: mechanical or structural problems; inadequacy or lapses in maintenance protocols; the impairment of reactor operation and safety systems due to human error; the costs of storage, handling and disposal of nuclear materials; limitations on the amounts and types of insurance coverage commercially available; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The following are among the more significant of these risks:

o Operational Risk - Operations at any nuclear power production plant could degrade to the point where the plant would have to be shut down. If this were to happen, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant may be shut down.

o Regulatory Risk - The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

o Nuclear Accident Risk - Although the safety record of Comanche Peak and nuclear reactors generally has been very good, accidents and other unforeseen problems have occurred both in the United States and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed TXU Corp.'s resources, including insurance coverage.

     TXU CORP. WILL BE REQUIRED TO APPLY A CREDIT TO ITS T&D RATES CHARGED TO REPS BEGINNING IN EARLY 2004.

     TXU Corp. will be required to apply a credit to its electricity delivery charges (retail clawback) to REPs in Texas beginning in early 2004 unless the Commission determines that, on or prior to January 1, 2004, 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within its historical service territories is committed to be served by REPs other than TXU Corp. If the 40% test is not met, and a credit is required, the amount of these credits would be $90 multiplied by the number of residential or small commercial customers, as the case may be, that TXU Corp. serves on January 1, 2004 in its historical service territories less the number of new retail electric customers TXU Corp. serves in other areas of Texas. As of December 31, 2002, TXU Corp. had approximately 2.7 million residential and small commercial customers in its historical service territories. Based on assumptions and estimates regarding the number of customers expected in and out of territory, TXU Corp. recorded an accrual for retail clawback in 2002 of $185 million ($120 million after-tax). This accrual is subject to adjustment as the actual measurement date approaches.

     TXU CORP.'S COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD MATERIALLY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     TXU Corp. is subject to extensive environmental regulation by governmental authorities. In operating its facilities, TXU Corp. is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits. TXU Corp. may incur significant additional costs to comply with these requirements. If TXU Corp. fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to TXU Corp. or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions.

     TXU Corp. may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if TXU Corp. fails to obtain, maintain or comply with any such approval, the operation of its facilities could be stopped or become subject to additional costs. Further, at some of TXU Corp.'s older facilities it may be uneconomical for TXU Corp. to install the necessary equipment, which may cause TXU Corp. to shut down those facilities.

     In addition, TXU Corp. may be responsible for any on-site liabilities associated with the environmental condition of its facilities that it has acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, TXU Corp. may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could fail to meet its indemnification obligations to TXU Corp.

     TXU CORP. MAY LOSE A SIGNIFICANT NUMBER OF THE RETAIL ELECTRIC CUSTOMERS IN ITS HISTORICAL SERVICE TERRITORY.

     On January 1, 2002, most retail customers in Texas of investor-owned utilities, and those of any municipal utility and electric cooperative that opted to participate in the competitive marketplace, became able to choose their REP. On January 1, 2002, TXU Corp. began to provide retail electric services to all customers who did not take action to select another REP.

     TXU Corp. will not be permitted to offer electricity to residential and small commercial customers in its historical service territory at a price other than the price-to-beat rate (which is discussed below in the following risk factor) until January 1, 2005, unless before that date the Commission determines that 40% or more of the amount of electric power consumed by each respective class of customers in that area is committed to be served by REPs other than TXU Corp. Because TXU Corp. will not be able to compete for residential and small commercial customers on the basis of price in its historical service territory, TXU Corp. could lose a significant number of these customers to other providers. In addition, at times, during this period, if the market price of power is lower than TXU Corp.'s cost to produce power, TXU Corp. would have a limited ability to mitigate the loss of margin caused by its loss of customers by selling power from its power production facilities.

     Other REPs will be allowed to offer electricity to TXU Corp.'s residential and small commercial customers at any price. The margin or "headroom" available in the price-to-beat rate for any REP equals the difference between the price-to-beat rate and the sum of delivery charges and the price that REP pays for power. The higher the amount of headroom for competitive REPs, the more incentive those REPs should have to provide retail electric services in a given market.

     In addition, TXU Corp. provides commodity and value-added energy management services to the large commercial and industrial customers who did not take action to select another REP beginning on January 1, 2002. TXU Corp. or any other REP can offer to provide services to these customers at any negotiated price. TXU Corp. believes that this market will be very competitive; consequently, a significant number of these customers may choose to be served by another REP, and any of these customers that select TXU Corp. to be its provider may subsequently decide to switch to another provider.

     THE RESULTS OF TXU CORP.'S RETAIL ELECTRIC OPERATIONS IN ITS HISTORICAL SERVICE TERRITORY WILL BE LARGELY DEPENDENT UPON THE AMOUNT OF HEADROOM AVAILABLE IN ITS PRICE-TO-BEAT RATE. THE EXISTING PRICE-TO-BEAT RATE AND FUTURE ADJUSTMENTS TO THE PRICE-TO-BEAT RATE MAY BE INADEQUATE TO COVER TXU CORP.'S POWER SUPPLY COSTS TO SERVE ITS PRICE-TO-BEAT CUSTOMERS AT FIXED RATES.

     An affiliated REP is obligated to offer the price-to-beat rate to requesting residential and small commercial customers in the historical service territory of its incumbent utility through January 1, 2007. The initial price-to-beat rates for the affiliated REPs, including TXU Corp.'s, were established by the Commission on December 7, 2001. Pursuant to Commission regulations, the initial price-to-beat rate for each affiliated REP is 6% less than the average rates in effect for its incumbent utility on January 1, 1999, adjusted to take into account a new fuel factor as of December 31, 2001.

     The results of TXU Corp.'s retail electric operations in its historical service territory will be largely dependent upon the amount of headroom available to TXU Corp. and the competitive REPs in TXU Corp.'s price-to-beat rate. Since headroom is dependent, in part, on power purchase costs, TXU Corp. does not know nor can it estimate the amount of headroom that it or other REPs will have in TXU Corp.'s price-to-beat rate or in the price-to-beat rate for the affiliated REP in each other Texas retail electric market. Headroom may be a positive or negative number. If the amount of headroom in its price-to-beat rate is a negative number, TXU Corp. will be selling power to its price-to-beat rate customers in its historical service territory at prices below its costs of purchasing and delivering power to those customers. If the amount of positive headroom for competitive REPs in its price-to-beat rate is large, TXU Corp. may lose customers to competitive REPs.

     In April 2002, pursuant to Commission rules, TXU Corp. filed a request with the Commission to increase the fuel factor component of its price-to-beat rate. On August 23, 2002, the Commission acted on this request, increasing TXU Corp.'s price-to-beat rates for residential and small commercial customers by slightly less than 5%. In January 2003, TXU Corp. filed a request with the Commission to increase the fuel factor component of its price-to-beat rates based upon significant increases in the market price of natural gas. This request was approved by the Commission on March 5, 2003. The fuel factor increase went into effect for the billing cycle that began March 6, 2003. As a result, average monthly residential bills will rise approximately 12%. In March 2003, the Commission amended its rules to require that natural gas prices increase more than 5% (10% if the petition is filed after November 15 of any year) before allowing petitions for adjustments to the fuel factor component. There is no assurance that TXU Corp.'s price- to-beat rate will not result in negative headroom in the future, or that future adjustments to its price-to-beat rate will be adequate to cover future increases in its costs to purchase power to serve its price-to-beat rate customers.

     IN MARKETS OUTSIDE OF THE HISTORICAL SERVICE TERRITORY OF TXU CORP., TXU CORP. MAY FACE STRONG COMPETITION FROM INCUMBENT UTILITIES AND OTHER COMPETITORS.

     In most retail electric markets outside its historical service territory, TXU Corp.'s principal competitor may be the local incumbent utility company or its retail affiliate. The incumbent utilities have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, TXU Corp. may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Corp. in both local and national markets, and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than TXU Corp. If there is inadequate margin in these retail electric markets, it may not be profitable for TXU Corp. to enter these markets.

     TXU CORP. RELIES ON THE INFRASTRUCTURE OF LOCAL UTILITIES OR INDEPENDENT TRANSMISSION SYSTEM OPERATORS TO PROVIDE ELECTRICITY TO AND TO OBTAIN INFORMATION ABOUT ITS RETAIL CUSTOMERS. ANY INFRASTRUCTURE FAILURE COULD NEGATIVELY IMPACT TXU CORP.'S CUSTOMERS' SATISFACTION AND COULD HAVE A MATERIAL NEGATIVE IMPACT ON ITS BUSINESSES AND RESULTS OF OPERATIONS.

     TXU Corp. depends on T&D facilities owned and operated by other utilities, as well as its own such facilities, to deliver the electricity it produces and sells to consumers, as well as to other REPs. If transmission capacity is inadequate, TXU Corp.'s ability to sell and deliver electricity may be hindered, it may have to forego sales or it may have to buy more expensive wholesale electricity that is available in the capacity-constrained area. In particular, during some periods transmission access is constrained to some areas of the Dallas-Fort Worth metroplex. TXU Corp. expects to have a significant number of customers inside these constrained areas. The cost to provide service to these customers may exceed the cost to service other customers, resulting in lower gross margins. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Corp.'s customers could negatively impact the satisfaction of its customers with its service.

     Additionally, in Texas, TXU Corp. is dependent on unaffiliated T&D utilities for the reading of its customers' energy meters. TXU Corp. is required to rely on the utility or, in some cases, the independent transmission system operator, to provide it with its customers' information regarding energy usage, and it may be limited in its ability to confirm the accuracy of the information.

     In connection with any future entry into retail electric markets outside of Texas, TXU Corp. may be required under the regulatory structure of the relevant market to rely on utilities with which it may be competing to perform billing and collection services, the services and functions described in the prior paragraph or other services and functions. In addition, TXU Corp. may be required to enter into agreements with local incumbent utilities for use of the local distribution systems and for the creation and operation of functional interfaces necessary for TXU Corp. to serve its customers. Any delay in these negotiations or TXU Corp.'s inability to enter into reasonable agreements could delay or negatively impact its ability to serve customers in those markets.

     TXU CORP. OFFERS BUNDLED SERVICES TO ITS RETAIL CUSTOMERS AT FIXED PRICES AND FOR FIXED TERMS. IF TXU CORP.'S COSTS TO OBTAIN THE COMMODITIES INCLUDED IN THESE BUNDLED SERVICES EXCEED THE PRICES PAID BY ITS CUSTOMERS, ITS RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

     TXU Corp. offers its customers a bundle of services that include, at a minimum, the electric commodity itself plus transmission, distribution and related services. To the extent that the prices TXU Corp. charges for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, differ from TXU Corp.'s underlying cost to obtain the commodities or services, its results of operations would be adversely affected. TXU Corp. will encounter similar risks in selling bundled services that include non-energy-related services, such as telecommunications, facilities management, and the like. In some cases, TXU Corp. has little, if any, prior experience in selling these non-energy-related services.

     TXU CORP. MAY HAVE TO TEMPORARILY PROVIDE RETAIL ELECTRIC SERVICES TO SOME CUSTOMERS THAT ARE UNABLE TO PAY THEIR ELECTRIC BILLS OR AT PRICES BELOW THOSE IT WOULD OTHERWISE CHARGE. THIS COULD MATERIALLY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

     The 1999 Restructuring Legislation required the Commission to determine procedures and criteria for designating REPs to serve as the provider of last resort (POLR) in areas of the state in which retail competition is in effect. Through calendar year 2002, TXU Corp. was the POLR for residential and small non-residential customers in those areas of ERCOT where customer choice was available outside its historical service territory, and was the POLR for large non-residential customers in its historical service territory. TXU Corp.'s POLR contract expired on December 31, 2002. However, in August 2002, the Commission adopted new rules that significantly changed POLR service. Under the new POLR rules, instead of being transferred to the POLR, non-paying residential and small non-residential customers served by affiliated REPs are subject to disconnection. Non-paying residential and small non-residential customers served by non-affiliated REPs are transferred to the affiliated REP. Non-paying large non-residential customers can be disconnected by any REP if the customer's contract does not preclude it. Thus, within the new POLR framework, the POLR provides electric service only to customers who request POLR service, whose selected REP goes out of business, or who are transferred to the POLR by other REPs for reasons other than non-payment. No later than October 1, 2004, the Commission must decide whether all REPs should be permitted to disconnect all non-paying customers. The new POLR rules are expected to result in reduced bad debts expense beginning in 2003.

     Through a competitive bid process, the Commission selected a POLR provider to serve for a two-year term beginning January 1, 2003, for several areas within the State. In areas for which no bids were submitted, the Commission selected the POLR by lottery. TXU Corp. did not bid to be the POLR in any area, but was designated POLR through lottery for small business and residential customers in certain West Texas service areas and for small business customers in the Houston service area. Under the new rules, as an affiliated REP, TXU Corp. may have to temporarily provide electric service to some customers that are unable to pay their electric bills. If the number of such customers is significant and TXU Corp. is delayed in terminating electric service to those customers, its results of operations may be adversely affected. TXU Corp. cannot be sure whether the structure of POLR service and obligations will change further, how it will change or what effect, if any, any further changes would have on TXU Corp.

     IF THE INFORMATION SYSTEMS AND PROCESSES TXU CORP. HAS DEVELOPED FOR ITS BUSINESSES DO NOT WORK AS PLANNED, TXU CORP.'S BUSINESSES AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

     The information systems and processes necessary to support risk management, sales, customer service and energy procurement and supply in competitive retail markets in Texas and elsewhere are new, complex and extensive. TXU Corp. is refining these systems and processes, and they may prove more expensive to refine than planned and may not work as planned.

     CHANGES IN TECHNOLOGY OR INCREASED COMPETITION MAY REDUCE THE VALUE OF TXU CORP.'S POWER PLANTS AND ENERGY TRANSPORTATION FACILITIES AND MAY SIGNIFICANTLY IMPACT ITS BUSINESSES IN OTHER WAYS AS WELL.

     Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with electricity production from traditional power plants like TXU Corp.'s. While demand for electric energy services is generally increasing throughout the United States, the rate of construction and development of new, more efficient power production facilities may exceed increases in demand in some regional electric markets. The commencement of commercial operation of new facilities in the regional markets where TXU Corp. has facilities will likely increase the competitiveness of the wholesale power market in those regions. In addition, the market value of TXU Corp.'s power production and/or energy transportation facilities may be significantly reduced. In addition, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of TXU Corp.'s facilities. Changes in technology could also alter the channels through which retail electric customers buy electricity.

     TXU CORP. IS SUBJECT TO EMPLOYEE WORKFORCE FACTORS THAT COULD AFFECT TXU CORP.'S BUSINESSES OR FINANCIAL CONDITION.

     TXU Corp. is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

     RISKS RELATED TO TXU CORP.'S CORPORATE AND FINANCIAL STRUCTURE

     TXU CORP. IS A HOLDING COMPANY, AND ITS OBLIGATIONS ARE STRUCTURALLY SUBORDINATED TO EXISTING AND FUTURE LIABILITIES AND PREFERRED STOCK OF ITS SUBSIDIARIES.

     TXU Corp. is a holding company that conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Corp.'s consolidated assets are held by these subsidiaries. Accordingly, TXU Corp.'s cash flows and ability to meet its obligations are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of such earnings to TXU Corp. in the form of distributions, loans or advances, and repayment of loans or advances from TXU Corp.

     Because TXU Corp. is a holding company, its obligations to its creditors are structurally subordinated to all existing and future liabilities and existing and future preferred stock of its subsidiaries. Therefore, TXU Corp.'s rights and the rights of its creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors and holders of its preferred stock. To the extent that TXU Corp. may be a creditor with recognized claims against any such subsidiary, its claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by TXU Corp.

     IN THE FUTURE, TXU CORP. COULD HAVE LIQUIDITY NEEDS THAT COULD BE DIFFICULT TO SATISFY UNDER SOME CIRCUMSTANCES.

     TXU Corp. relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash on hand and operating cash flows. TXU Corp.'s access to the financial markets could be adversely impacted by various factors, such as:

          o changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;

          o    inability to access commercial paper markets;

          o a deterioration of TXU Corp.'s credit or a reduction in TXU Corp.'s credit ratings or the credit ratings of its subsidiaries;

          o extreme volatility in TXU Corp.'s markets that increases margin or credit requirements;

          o    a material breakdown in TXU Corp.'s risk management procedures;

          o continued delays in billing and payment resulting from delays in switching customers from one REP to another; and

          o the occurrence of material adverse changes in TXU Corp.'s business that restrict TXU Corp.'s ability to access its liquidity facilities.

     The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Corp.'s ability to sustain and grow its businesses, which are capital intensive, and would likely increase its capital costs. Further, concerns on the part of counterparties regarding TXU Corp.'s and its subsidiaries' liquidity and credit could limit its portfolio management activities.

     A lack of necessary capital and cash reserves could adversely impact TXU Corp.'s growth plans, its ability to raise additional debt and the evaluation of its creditworthiness by counterparties and rating agencies.

     RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND TXU CORP.'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN TXU CORP.'S INDUSTRY AND IN THE CAPITAL MARKETS AND HAVE RESULTED IN INCREASED REGULATION AND NEW ACCOUNTING STANDARDS. THE REACTION TO THESE EVENTS MAY HAVE NEGATIVE IMPACTS ON TXU CORP.'S BUSINESSES, FINANCIAL CONDITION AND ACCESS TO CAPITAL.

     As a result of the energy crisis in California during 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and provide no true economic benefit, power market manipulation and inaccurate power and commodity price reporting have had a negative effect on the industry. TXU Corp. believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on TXU Corp.'s financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and TXU Corp. cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically.

     TXU CORP. IS SUBJECT TO COSTS AND OTHER EFFECTS OF RECENT LEGAL PROCEEDINGS WHICH COULD ADVERSELY AFFECT TXU ENERGY'S FINANCIAL CONDITION.

     TXU Corp. is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims. Since October 2002, at least twenty-five lawsuits have been filed in federal and state courts in Texas against TXU Corp. and various of its officers, directors and underwriters. In addition, TXU Corp. is unable to predict whether its decision to exit all of its operations in Europe might result in lawsuits by the creditors of or others associated with TXU Europe. Such current and potential legal proceedings could result in payments of judgment or settlement amounts.

     FACTORS RELATING TO THE RECENT VOLATILITY OF TXU CORP.'S COMMON STOCK.

     The market price of TXU Corp.'s common stock has been volatile recently, and a variety of factors could cause the price to fluctuate in the future. In addition to the matters discussed above the following could impact the market price for TXU Corp.'s common stock:

          o    developments related to TXU Corp.'s businesses;

          o    fluctuations in TXU Corp.'s results of operations;

          o    the level of dividends;

          o    TXU Corp.'s debt to equity ratios and other leverage ratios;


          o effect of significant events relating to the energy sector in general;

          o    sales of TXU Corp. securities into the marketplace;

          o general conditions in the industry and the energy markets in which TXU Corp. is a participant;

          o    the worldwide economy;

          o    an outbreak of war or hostilities;

          o a shortfall in revenues or earnings compared to securities analysts' expectations;

          o    changes in analysts' recommendations or projections; and

          o    actions by credit rating agencies.

     Fluctuations in the market price of TXU Corp.'s common stock may be unrelated to TXU Corp.'s performance. General market price declines or market volatility could adversely affect the price of TXU Corp.'s common stock and the current market price may not be indicative of future market prices.

     The issues and associated risks and uncertainties described above are not the only ones TXU Corp. may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair TXU Corp.'s businesses in the future.

                           FORWARD LOOKING INFORMATION

     This prospectus, including the incorporated documents, and other presentations made by TXU Corp. contain "forward-looking statements" within the meaning of Section 27A of the Securities Act. Although TXU Corp. believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors discussed above under the section of this prospectus entitled RISK FACTORS and the following important factors, among others, that could cause TXU Corp.'s actual results to differ materially from those projected in such forward-looking statement:

          o prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Commission, the Railroad Commission of Texas, the Nuclear Regulatory Commission, particularly with respect to allowed rates of return, industry, market and rate structure, purchased power and investment recovery, operations of nuclear generating facilities, acquisitions and disposal of assets and facilities, operation and construction of plant facilities, decommissioning costs, present or prospective wholesale and retail competition, changes in tax laws and policies and changes in and compliance with environmental and safety laws and policies;

          o    general industry trends;

          o weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

          o unanticipated population growth or decline, and changes in market demand and demographic patterns;

          o    competition for retail and wholesale customers;

          o pricing and transportation of crude oil, natural gas and other commodities;

          o unanticipated changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;

          o unanticipated changes in operating expenses, liquidity needs and capital expenditures;

          o    commercial bank market and capital market conditions;

          o    competition for new energy development opportunities;

          o    legal and administrative proceedings and settlements;

          o inability of the various counterparties to meet their obligations with respect to TXU Corp.'s financial instruments;

          o    changes in technology used and services offered by TXU Corp.;

          o significant changes in TXU Corp.'s relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur;

          o    power costs and availability;

          o changes in business strategy, development plans or vendor relationships;

          o    availability of qualified personnel;

          o    implementation of new accounting standards;

          o global financial and credit market conditions, and credit rating agency actions and

          o access to adequate transmission facilities to meet changing demands.

     Any forward-looking statement speaks only as of the date on which it is made, and TXU Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Corp. to predict all of them; nor can TXU Corp. assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                                    TXU CORP.

     TXU Corp. is an energy company that engages in power production (electricity generation), wholesale energy sales, retail energy sales and related services, portfolio management, including risk management and certain trading activities, energy delivery, and, through a joint venture, telecommunication services. TXU Corp. delivers and sells energy to residential, commercial and industrial customers primarily in the United States (US) and Australia.

     TXU Corp.'s principal US operations are conducted through TXU US Holdings Company (US Holdings) and TXU Gas Company (TXU Gas). TXU Corp.'s international operations are conducted through TXU Australia Holdings (Partnership) Limited Partnership (TXU Australia).

     The following is a description of the business of TXU Corp. and its principal subsidiaries.

     US Holdings is a holding company for TXU Energy Company LLC (TXU Energy) and Oncor Electric Delivery Company (Oncor). Through its unregulated businesses, TXU Energy sells electricity to retail and wholesale customers and operates power generation plants. Its portfolio management operation, which includes risk management and certain trading activities, balances customer demand with supply resources. TXU Energy's operations also include fuel supply and coal mining businesses, which primarily service its generation plants, and an energy management services business. Oncor is a regulated utility that owns and operates electricity T&D equipment and provides delivery services to REPs, including TXU Energy. The operating assets of TXU Energy and Oncor are located principally in the north-central, eastern and western parts of Texas.

     TXU Gas is engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. TXU Gas owns and operates gas distribution mains, interconnected natural gas transportation and gathering lines, underground storage reservoirs, compressor stations and related properties, all within Texas.

     TXU Australia, through its subsidiaries, generates, purchases, distributes and sells electricity in wholesale and retail markets, and distributes, stores and sells natural gas in wholesale and retail markets, principally in the states of Victoria and South Australia.

     TXU Business Services Company provides certain financial, accounting, information technology, environmental, procurement, personnel and other administrative services, at cost, to TXU Corp. and its other subsidiaries.

     In addition, TXU Corp. owns a 50% interest in a joint venture that owns a telecommunications provider operating in Texas.

     The foregoing information about the businesses of TXU Corp. and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information, you should refer to the information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     The principal executive offices of TXU Corp. are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, and its telephone number is (214) 812-4600.

                              SELLING SHAREHOLDERS

     The shares of TXU Corp. common stock offered hereby are issuable by TXU Corp. to the selling shareholders in connection with the exercise by the selling shareholders of exchange rights under $750 million of exchangeable subordinated notes (Notes) issued by TXU Energy in a private placement. In connection with the issuance of the Notes by TXU Energy, TXU Corp. agreed to allow holders of the Notes to exchange the Notes for TXU Corp. common stock. As of the date of this prospectus, the Notes may be exchanged, subject to certain restrictions, at any time for up to approximately 57 million shares of TXU Corp. common stock at an exercise price of $13.1242 per share. The number of shares of TXU Corp. common stock that may be issuable upon the exercise of the exchange right is determined by dividing the principal amount of Notes to be exchanged by the exercise price. The exercise price and the number of shares of common stock to be issued are subject to anti-dilution adjustments.

     The following table lists each selling shareholder, the approximate number of shares of TXU Corp. common stock owned by each selling shareholder as of the date of this prospectus (assuming full conversion of the Notes into TXU Corp. common stock), the approximate number of shares of TXU Corp. common stock to be offered by each selling shareholder and the approximate number of outstanding shares of TXU Corp. common stock to be owned by each selling shareholder after the sale.

                                                                                                           Shares to be
                                                 Shares Owned                  Shares to be                Owned After
Selling Shareholder                            Prior to Offering (1)(2)       Offered Hereby               Offering (3)
-------------------                            ------------------------       --------------               ------------
UXT Intermediary LLC(4)                                23,386,351                23,386,351                       0
UXT Holdings LLC (5)                                   14,711,209                14,711,209                       0
Benjamin Moore Pension                                  1,211,502                 1,211,502                       0
The Buffalo News Office Pension Plan                      320,020                   320,020                       0
The Buffalo News Editorial Pension Plan                   487,649                   487,649                       0
Cornhusker Casualty Company                             1,904,878                 1,904,878                       0
FlightSafety International Inc. Retirement
    Income Plan                                           563,844                   563,844                       0
Fruit of the Loom Pension Trust                         1,028,634                 1,028,634                       0
GEICO Corporation Pension Plan Trust                    4,343,122                 4,343,122                       0
Government Employees Insurance Company                  2,209,658                 2,209,658                       0
Johns Manville Corporation Master
   Pension Trust                                        5,333,658                 5,333,658                       0
Justin Brands, Inc. Union Pension Plan and
   Justin Brands, Inc. Pension Plan & Trust               327,639                   327,639                       0
Acme Brick Company Pension Trust                          784,810                   784,810                       0
Scott Fetzer Company Collective Investment
   Trust                                                  533,366                   533,366                       0

----------------------

(1) Assumes full conversion of the Notes into TXU Corp. common stock. As of the date of this prospectus, no shares of TXU Corp. common stock are held by the selling shareholders.

(2) As of March 5, 2003, the selling shareholders held approximately 15% of TXU Corp.'s then outstanding common stock (assuming full conversion of the Notes to common stock). Of that percentage, UXT Intermediary LLC and UXT Holdings LLC, affiliates of DLJ Merchant Banking Partners III, L.P. (DLJ), held, in the aggregate, approximately 10% and the remaining selling shareholders, which are affiliates of Berkshire Hathaway Inc., held, in the aggregate, approximately 5%. In connection with the issuance of the Notes by TXU Energy, TXU Corp. agreed, to the extent permitted by applicable law, that until the earlier to occur of (i) the date on which DLJ (and/or certain of its affiliates) hold Notes and TXU Corp. common stock aggregating less than 30% of its initial investment of $750 million and
     (ii) the later of (a) November 22, 2012 and (b) the date no Notes remain outstanding, it would cause one person designated by an affiliate of DLJ (DLJ Affiliate) to be appointed to the board of directors of TXU Corp. and thereafter to recommend him or her for reelection and use its reasonable best effort to solicit proxies in favor of his or her reelection to the board of directors of TXU Corp. In addition, TXU Energy agreed, to the extent permitted by applicable law, that until the date on which DLJ (and/or certain of its affiliates) holds less than 30% of the initial principal amount of the Notes, it would cause one person designated by the DLJ Affiliate to be appointed to TXU Energy's board of managers. Accordingly, Michael W. Ranger, the DLJ Affiliate's designee, has been elected to TXU Corp.'s board of directors and to TXU Energy's board of managers.

(3) Assumes the sale of all of the shares of common stock covered by this prospectus (although the selling shareholders may decide not to sell all or a portion of the common stock offered hereby) and that no additional shares of TXU Corp. common stock are acquired by the selling shareholders after the date of this prospectus.


                                       15

(Footnotes contd)

(4) Includes UXT AIV, L.P., the parent of UXT Intermediary LLC, and its partners. The general partners of UXT AIV, L.P. are DLJ Merchant Banking III, Inc. and DLJ Merchant Banking III, L.P., who have the power to direct the voting and disposition of the shares held by UXT AIV, L.P.

(5) Includes its indirect parent companies, DLJ Merchant Banking Partners III, L.P., MBP III Plan Investors, L.P., Millennium Partners II, L.P., UXT AIV (Offshore), L.P., DLJ Offshore Partners III C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V. and DLJ MB Partners III GmbH & Co. KG, and their respective partners and members. The general partners of DLJ Merchant Banking Partners III, L.P., UXT AIV (Offshore), L.P. and Millennium Partners II, L.P. are DLJ Merchant Banking III, Inc. and DLJ Merchant Banking III, L.P. The general partner of MBP III Plan Investors, L.P. is DLJ LBO Plans Management Corporation II. The general partners of DLJ Offshore Partners III C.V. are DLJ Merchant Banking III, Inc., DLJMB III (Bermuda), L.P. and DLJ Offshore Management N.V. The general partners of DLJ Offshore Partners III-1, C.V. and DLJ Offshore Partners III-2, C.V. are DLJ Merchant Banking III, Inc. and DLJMB III (Bermuda), L.P. The general partner for DLJ MB Partners III GmbH & Co. KG is DLJ MB GmbH.



                           DESCRIPTION OF COMMON STOCK

     The Texas Business Corporation Act (TBCA), TXU Corp.'s Amended and Restated Articles of Incorporation and TXU Corp.'s Restated Bylaws determine the rights and privileges of holders of TXU Corp.'s common stock. The information below is a summary of those terms. For a more detailed understanding of those terms, you should read TXU Corp.'s Amended and Restated Articles of Incorporation and TXU Corp.'s Restated Bylaws, which have been filed with the SEC, and the applicable provisions of the TBCA. TXU Corp. also makes reference to its Share Rights Plan dated February 19, 1999 (Rights Plan), which has also been filed with the SEC.

     The authorized capital stock of TXU Corp. consists of 1,000,000,000 shares of common stock, without par value, of which 322,141,937 shares were outstanding at March 5, 2003, and 50,000,000 shares of preference stock, $25 par value. Currently, 10,000,000 shares of TXU Corp.'s Series A Preference Stock are authorized and are reserved for issuance pursuant to TXU Corp.'s Rights Plan described below, 3,000 shares of TXU Corp.'s Flexible Money Market Cumulative Preference Stock, Series B, are authorized and are outstanding and 810,000 shares of TXU Corp.'s Mandatorily Convertible Single Reset Preference Stock, Series C, are authorized, outstanding and held by a wholly-owned subsidiary trust.

     Each share of common stock is entitled to one vote on all questions submitted to shareholders and to cumulative voting at all elections of directors. The common stock has no other preemptive or conversion rights. The shares of TXU Corp. common stock offered hereby have been validly authorized and reserved for issuance, and when issued and delivered by TXU Corp. such shares will be fully paid and non-assessable.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of TXU Corp.'s common stock will generally have a position junior to claims of creditors and holders of preference stock of the subsidiaries of TXU Corp. as well as to all holders of debt and preference stock of TXU Corp.

     Holders of preference stock are not accorded voting rights, except that, when dividends thereon are in default in an amount equivalent to four full quarterly dividends, the holders of preference stock are entitled to vote for the election of one-third of the Board of Directors of TXU Corp. or two directors, whichever is greater, and, when dividends are in default in an amount equivalent to eight full quarterly dividends, for the election of the smallest number of directors necessary so that a majority of the full Board of Directors of TXU Corp. shall have been elected by the holders of the preference stock. TXU Corp. must also secure the approval of the holders of two-thirds of the outstanding preference stock prior to effecting various changes in its capital structure.

     TXU Corp. must first pay all dividends due on preference stock before it pays dividends to holders of its common stock. Upon any dissolution or liquidation of TXU Corp., amounts due to holders of preference stock will be paid before any distribution of assets to holders of common stock. Each share of TXU Corp. common stock is equal to every other share of TXU Corp. common stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation.

     TXU Corp. has issued junior subordinated debentures in connection with preferred trust securities previously issued by its subsidiaries, TXU Capital I and TXU Capital II. TXU Corp. has a right, from time to time, to delay interest payments for those junior subordinated debentures for up to 20 consecutive quarters. TXU Corp. may issue, from time to time, additional junior subordinated debentures in connection with the preferred trust securities. TXU Corp. may have a similar right to delay interest payments for those additional junior subordinated debentures. If TXU Corp. exercises any right to delay an interest payment, it would not be able to pay dividends on its common stock during the extension period.

     In addition, TXU Corp. has issued stock purchase contracts, as a component of stock purchase units, which require TXU Corp. to make periodic contract adjustment payments to the holders of the stock purchase units. TXU Corp. has a right to delay these payments during the term of the stock purchase contracts. TXU Corp. may issue, from time to time, additional stock purchase contracts as a component of stock purchase units. TXU Corp. may have a similar right to delay contract adjustment payments on these additional stock purchase contracts. If TXU Corp. exercises any right to delay a contract adjustment payment, it will not be able to pay dividends on its common stock during the extension period.

     TXU Corp.'s common stock is listed on the New York, Chicago and Pacific stock exchanges. The transfer agent for the common stock is TXU Business Services Company, Dallas, Texas.

     On February 19, 1999, TXU Corp.'s Board of Directors adopted the Rights Plan pursuant to which holders of common stock were granted rights to purchase one one-hundredth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held. In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock in a transaction or transactions that do not have the approval of TXU Corp.'s Board of Directors, the Rights become exercisable, entitling each holder (other than the person who acquired more than 15%) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of each Right held. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable.

                                 USE OF PROCEEDS

     TXU Corp. will not receive any of the proceeds from sales of these shares of common stock.


                              PLAN OF DISTRIBUTION

     The selling shareholders may sell or distribute some or all of the TXU Corp. common stock offered hereby from time to time through underwriters, dealers, brokers or other agents or directly through one or more purchasers, including pledgees, in one or more transactions (which may involve crosses and block transactions) on any national securities exchange or quotation service on which TXU Corp.'s common stock may be listed or quoted at the time of sale or in privately negotiated transactions (including sales pursuant to pledges) or in a combination of such transactions. Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

     When required, this prospectus will be supplemented to set forth the number of shares offered for sale and, if such offering is to be made by or through underwriters, dealers, brokers or other agents, the names of such persons and the principal terms of the arrangements between such persons and the selling shareholders.

     The selling shareholders and any underwriters, brokers, dealers or agents acting in connection with the sale or distribution of the TXU Corp. common stock offered hereby may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals are deemed underwriting compensation under the Securities Act. To the extent that the selling shareholders may be deemed to be "underwriters," the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. To the knowledge of TXU Corp., there are currently no plans, arrangements or understandings between any selling shareholder and any underwriter, broker, dealer or agent regarding the sale of TXU Corp.'s common stock by the selling shareholders. The selling shareholders may decide not to sell all or a portion of the TXU Corp. common stock offered hereby. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold by the selling shareholders under Rule 144 rather than pursuant to this prospectus. Furthermore, the selling shareholders may transfer shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer.

     The selling shareholders and any other persons that may be participating in the distribution of the TXU Corp. common stock offered hereby will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock offered hereby made by the selling shareholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock offered hereby to engage in market-making activities with respect to the particular shares of the TXU Corp. common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock offered hereby and the ability to engage in market-making activities with respect to such common stock.

     In connection with the Notes, the selling shareholders have agreed that they will not sell any shares of TXU Corp. common stock short or buy any put option (other than "costless collars" after November 22, 2004) in respect of shares of TXU Corp. common stock so long as any of the Notes remain outstanding. In addition, the selling shareholders agreed not to engage in any hedging activities with respect to TXU Corp. common stock until November 22, 2004. After the expiration period for these restrictions, in connection with sales of the common stock offered hereby, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of such common stock in the course of hedging their positions. The selling shareholders may also sell the TXU Corp. common stock offered hereby short and deliver shares of the common stock offered hereby to close out short positions, or loan or pledge the common stock offered hereby to broker-dealers that, in turn, may sell such common stock.

     TXU Corp. has agreed to indemnify each selling shareholder and any underwriter that participates in an offering of the common stock offered hereby against certain liabilities, including liabilities under the Securities Act, or contribute to payments that any such selling shareholder or underwriter may be required to make in respect thereof.

     Expenses in connection with the registration of these shares of TXU Corp. common stock under the Securities Act, including legal and accounting fees of TXU Corp., will be paid by TXU Corp. The selling shareholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares of TXU Corp. common stock, including liabilities arising under the Securities Act.

                                     EXPERTS

     The consolidated financial statements of TXU Corp. included in the Annual Report of TXU Corp. on Form 10-K for the fiscal year ended December 31, 2002, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in such Annual Report on Form 10-K, which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 2 of the Notes to the Financial Statements and the discontinuance of Europe Operations as described in Note 3 of the Notes to Financial Statements. The consolidated financial statements of TXU Corp. have been incorporated by reference in this prospectus in reliance upon the report of such independent auditors given upon their authority as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Reports on Form 10-Q which will be incorporated in this prospectus by reference, Deloitte & Touche LLP will apply limited procedures in accordance with professional standards for a review of such information. As stated in any of their reports included in TXU Corp.'s Quarterly Reports on Form 10-Q which will be incorporated by reference in this prospectus, Deloitte & Touche LLP will not audit and will not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act with respect to the TXU Corp. common stock offered hereby prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                    LEGALITY

     Thelen Reid & Priest LLP, New York, New York, and Hunton & Williams, Dallas, Texas, will pass upon the validity of the common stock offered hereby for TXU Corp. However, all matters of Texas law will be passed upon only by Hunton & Williams, Dallas, Texas. At December 31, 2002, the fair market value of securities of TXU Corp. owned by attorneys at each of the firms of Hunton & Williams and Thelen Reid & Priest LLP participating in the representation of TXU Corp. in connection with the preparation of this prospectus was approximately $179,065 and $107,466, respectively. Robert A. Wooldridge, a partner at Hunton & Williams, is a member of the governing boards of certain subsidiaries of TXU Corp. Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing boards of certain subsidiaries of TXU Corp.

                               -------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. TXU CORP. HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. TXU CORP. IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered are:


Filing Fee for Registration Statement.............................     $ 75,635
Stock Exchange Listing Fees*......................................      125,000
Fees of Issuer's counsel*.........................................      100,000
Accountants' fees*................................................       50,000
Printing, including registration statement,
    prospectuses, exhibits, etc.*.................................       60,000
Miscellaneous*....................................................       30,365
                                                                       --------
Total*............................................................     $441,000
                                                                       ========

* Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Amended and Restated Articles of Incorporation of TXU Corp. provides as follows:

     The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

     No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

     The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time.

     Article 2.02-1 of the Texas Business Corporation Act permits TXU Corp., in certain circumstances, to indemnify any present or former director, officer, employee or agent of TXU Corp. against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of TXU Corp.

     Article X of the Amended and Restated Articles of Incorporation of TXU Corp. provides as follows:

     A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

(a) a breach of the director's duty of loyalty to the Corporation or its shareholders;

(b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

(d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

     If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this
Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

     Section 22 of the Restated Bylaws of TXU Corp. provides as follows:

Section 22. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 22 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification.

     TXU Corp. has entered into agreements with its directors which provide, among other things, for their indemnification by TXU Corp. to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

     TXU Corp. has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Directors and officers of TXU Corp. also have insurance which insures them against certain other liabilities and expenses.

ITEM 16. EXHIBITS.

     The list of exhibits under the heading INDEX TO EXHIBITS beginning on page II-7 of this registration statement is incorporated into this Item 16 by reference.

ITEM 17. UNDERTAKINGS.

a    The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of its Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each director and/or officer of TXU Corp. whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement; and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 19, 2003.

                                                 TXU CORP.

                                      By /s/ Erle Nye
                                        ----------------------------------------
                                            (Erle Nye, Chairman of the Board
                                                  and Chief Executive)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                             TITLE                            DATE

              /s/ Erle Nye                         Principal Executive Officer            March 19, 2003
----------------------------------------------              and Director
     (Erle Nye, Chairman of the Board
              and Chief Executive)

              /s/ H. Dan Farell
----------------------------------------------     Principal Financial Officer            March 19, 2003
     (H. Dan Farell, Executive Vice President
           and Chief Financial Officer)

              /s/ Biggs C. Porter                  Principal Accounting Officer           March 19, 2003
----------------------------------------------
          (Biggs C. Porter, Controller)


                                                          II-5

              /s/ Derek C. Bonham
----------------------------------------------                   Director                 March 19, 2003
                 (Derek C. Bonham)

              /s/ J.S. Farrington
----------------------------------------------                   Director                 March 19, 2003
                 (J.S. Farrinton)


              /s/ William M. Griffin
----------------------------------------------                   Director                 March 19, 2003
                 (William M. Griffin)


              /s/ Kerney Laday
----------------------------------------------                   Director                 March 19, 2003
                 (Kerney Laday)

              /s/ Jack E. Little
----------------------------------------------                   Director                 March 19, 2003
                 (Jack E. Little)


              /s/ Margaret N. Maxey
----------------------------------------------                   Director                 March 19, 2003
                 (Margaret N. Maxey)


              /s/ J.E. Oesterreicher
----------------------------------------------                   Director                 March 19, 2003
                 (J.E. Oesterreicher)


              /s/ Michael W. Ranger
----------------------------------------------                   Director                 March 19, 2003
                 (Michael W. Ranger)


              /s/ Herbert H. Richardson
----------------------------------------------                   Director                 March 19, 2003
                 (Herbert H. Richardson)


                                INDEX TO EXHIBITS

                          PREVIOUSLY FILED*
                              WITH FILE            AS
       EXHIBIT                 NUMBER           EXHIBIT
       -------            -----------------     -------

           2(a)                 1-12833              2     --    Master Separation Agreement by and among Oncor, TXU
                                Form 8-K                         Generation Holdings Company LLC, TXU Merger Energy Trading
                              (filed January                     Company LP, TXU SESCO Company, TXU SESCO Energy Services
                                16, 2002)                        Company, TXU Energy Retail Company LP and TXU US Holdings,
                                                                 dated as of December 14, 2001.

           4(a)                333-37652          4(a)     --    Amended and Restated Articles of Incorporation.
           4(b)                333-37652          4(b)     --    Restated bylaws, as amended.
           4(c)                1-12833               1     --    Rights Agreement, dated as of February 19, 1999, between the
                               Form 8-A                          Company and The Bank of New York, which includes as Exhibit
                              (filed February                    A thereto the form of Statement of Resolution Establishing
                               26, 1999)                         the Series A Preference Stock, Exhibit B thereto the form of a Right Certificate and Exhibit C thereto the Summary of
                                                                 Rights to Purchase Series A Preference Stock.

           4(d)                1-12833            3(b)     --    Statement of Resolution establishing Flexible Money Market
                               Form 10-Q                         Cumulative Preference Stock, Series B of TXU Corp.
                               (Quarter
                               ended
                               June 30, 2000)

           4(e)               333-49434           4(d)      --    Statement of Resolution establishing Mandatorily Convertible
                              333-49434-01                        Single Reset Preference Stock, Series C of TXU Corp.
                              333-49434-02

           5(a)                                             --    Opinion of Hunton & Williams, counsel for TXU Corp.

           5(b)                                             --    Opinion of Thelen Reid & Priest, counsel for TXU Corp.

          23(a)                                             --    Consent of Deloitte & Touche LLP, Independent Auditors' for
                                                                  TXU Corp.

          23(b)                                             --    Consents of Hunton & Williams and Thelen Reid & Priest are
                                                                  contained in exhibits 5(a) and 5(b) respectively.

           24                                               --    Power of Attorney (see page II-5 herein).
________________

*Incorporated
herein by reference.



                                      II-7